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                     January 8, 2024

       Michael Sonnenshein
       Chief Executive Officer
       Grayscale Investments, LLC
       290 Harbor Drive, 4th Floor
       Stamford, Connecticut 06902

                                                        Re: Grayscale Bitcoin
Trust (BTC)
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 000-56121

       Dear Michael Sonnenshein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Crypto Assets
       cc:                                              Joseph Hall